Calculation of Filing Fee Tables
S-8
DANAHER CORP /DE/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	20,000,000	$ 176.09	$ 3,521,800,000.00	0.0001381	$ 486,360.58
Total Offering Amounts:						$ 3,521,800,000.00		$ 486,360.58
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 486,360.58
Offering Note
[1]	(1a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Amended and Restated Danaher Corporation Omnibus Incentive Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction affected the Registrant's common stock. (1b) Represents 20,000,000 additional shares of common stock reserved for issuance under the Amended and Restated Danaher Corporate Omnibus Incentive Plan. (1c) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration feed on the basis of $176.09, the average of the high and low prices of the Registrant's common stock on the New York Stock Exchange on June 3, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources